FORM OF



                       EXCALIBUR TECHNOLOGIES CORPORATION

                        INCENTIVE STOCK OPTION AGREEMENT

       THIS AGREEMENT, made and entered into as of May 2, 1994 (the "Date of Grant") between EXCALIBUR TECHNOLOGIES CORPORATION, a Delaware corporation (the "Corporation"), and Karl Minor (the "Optionee").

                              W I T N E S S E T H :

       WHEREAS, the Board of Directors and Shareholders of the Corporation have duly adopted a Stock Option Plan under which incentive stock options may be granted (the "Plan"), a copy of which is attached; and

       WHEREAS, under the terms and conditions of this Agreement, the Corporation grants to the Optionee an option (the "Option") to purchase 43,050 shares of Common Stock, par value $.01 ("Common Stock"), at an exercise price of $10.88 per share, subject to adjustment as provided in Paragraph 7 of this Agreement (the "Exercise Price");

      NOW, THEREFORE, the Corporation and the Optionee agree as follows:

       1. Term. The term of the Option shall commence on May 2, 1994, and shall terminate at 5:00 P.M., E.S.T., on May 2, 1999. This Option shall be exercisable according to the vesting schedule below:

            Date Vested     Total        # Qualified    # Non-Qualified
              as of       # Shares           Shares           Shares
            -----------    --------       ------------   ---------------
             05/02/94       43,050                            43,050


  The designation of all or part of this option as a "qualified option" is in accordance with the Internal Revenue Code and the rules and regulation issued under the Code by the Internal Revenue Service. This designation is subject to changes in the Code or rules and regulations.

       2. Exercise. The Option may be exercised in whole or in part. The method for exercise described in this Paragraph shall be the sole method of such exercise. The Optionee may exercise the Option by delivery to the Corporation of written notice in the form attached as Exhibit A providing:
  (i) the name of the Optionee; (ii) the address to which Common Stock certificates are to be mailed; (iii) an identification of the Option being exercised by reference to the date first written above; and (iv) the number of shares of Common Stock subject to such Option. Such notice shall be accompanied by a certified check payable to the Corporation in the amount equal to the product of the Exercise Price times the number of shares with respect to which the Option is being exercised, and shall be delivered in person or shall be sent by registered mail, return receipt requested, to the President of the Corporation. The Option shall be considered exercised on the date the notice and payment are delivered to the President of the Corporation or deposited in the mail, as the case may be. As promptly as practicable after receipt of such notice and payment, the Corporation shall deliver to the Optionee a certificate or certificates for the number of shares of Common Stock for which the Option has been so exercised, issued in the Optionee's name. Such delivery shall be deemed to have been made for all purposes when a stock transfer agent of the Corporation shall have deposited such certificate or certificates in the United States mail, addressed to the Optionee, at the address specified in the notice.

       3. Transferability of Options. The Option shall not be transferable by the Optionee otherwise than by will or under the laws of descent and distribution. The Option shall be exercisable during the lifetime of the Optionee only by the Optionee, the Optionee's guardian or the Optionee's legal representative.

       4. Requirements of Law. The Corporation shall not be required to sell or issue Common Stock under the Option if the issuance of such Common Stock would constitute a violation by the Optionee or the Corporation of any provisions of any state or federal law, rule or regulation. In addition, in connection with the Securities Act of 1933 (as now in effect or amended in the future), upon exercise of the Option, the Corporation shall not be required to issue such Common Stock unless the Corporation has received evidence satisfactory to it that the Optionee will not transfer such shares except pursuant to a registration statement in effect under such Act, or unless an opinion of counsel to the Corporation has been received by the Corporation to the effect that such registration is not required. Any determination in this connection by the Corporation shall be final, binding and conclusive. In the event the shares issuable upon exercise of the Option are not registered under the Securities Act of 1933, the Corporation may imprint the following legend or any other legend which counsel for the Corporation considers necessary or advisable to comply with the Securities Act of 1933:

            "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the Corporation of an opinion of counsel satisfactory to the Corporation, in form and substance satisfactory to the Corporation, that registration is not required for such sale or transfer."

  The Corporation may, but shall in no event be obligated to, register any securities covered under this Agreement pursuant to the Securities Act of 1933 (as now in effect or as amended in the future); and in the event any shares are so registered, the Corporation may remove any legend on certificates representing such shares. The Corporation shall not be obligated to take any other affirmative action in order to cause the exercise of the Option or the issuance of shares under such exercise to comply with any state or federal law, rule or regulation.

       5. No Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to Common Stock covered by the Option until the date of issuance to the Optionee of a stock certificate for such Common Stock; and, except as otherwise provided in Paragraph 9 of this Agreement, no adjustment for dividends or otherwise shall be made if the record date of any dividends or otherwise is prior to the date of issuance of such certificate.

       6. Employment Obligation. The granting of the Option shall not impose upon the Corporation any obligation to employ or become affiliated with or continue to employ or be affiliated with the Optionee. The right of the Corporation to terminate the employment of or its affiliation with the Optionee or any other person shall not be diminished or affected by reason of the fact that the Option has been granted to the Optionee.

       7. Changes in the Corporation's Capital Structure. The existence of the Option shall not affect in any way the right or power of the
  Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock or the rights of Common Stock shareholders, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise. Except as expressly provided in this Agreement, the issuance by the Corporation of shares of Common Stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe for shares of Common Stock, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment for any reason shall be made with respect to, the number, class or price of shares of Common Stock then subject to the Option.

             (a) Capital Readjustments. If the Corporation effects a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving compensation for any such increase or reduction in money, services or property, the number, class and per share option price of shares of Common Stock subject to the Option under this Agreement shall be appropriately adjusted in such a manner as to entitle the Optionee to receive upon exercise of the Option, for the same aggregate cash consideration, the same total number and class of shares that the Optionee would have received had the Optionee exercised the Option in full immediately prior to the event requiring the adjustment. The Option, after adjustment, shall be subject to the same vesting schedule as specified in this Agreement.

            (b)   Mergers,  Etc.  If (i) the Corporation  is  a  party  to  a merger, consolidation or similar transaction (whether or not the Corporation is the surviving corporation), or the Corporation is liquidated, or the Corporation sells or otherwise disposes of substantially all its assets, and (ii) in such transaction the holders of Common Stock exchange their Common Stock for shares of stock or for other securities (the "Transaction Securities") of the Corporation or another corporation, receive additional Common Stock or other securities, or surrender a portion of their Common Stock, then:

                 (1) Except as provided in Paragraph 8(b)(2) of this Agreement, the Optionee shall be entitled, in lieu of the Option, to an Option or Options to purchase Transaction Securities in an amount (if any) equal to the Transaction Securities that the Optionee would have received if the Optionee had exercised the Option in full and held the shares of Common Stock to which the Option related at the time of such transaction. The Option price per share or other unit of such Transaction Securities shall be determined by dividing the Option price per share of Common Stock subject to the Option by the number of shares or other units (or the fraction of a share or other unit) of Transaction Securities into which each share of Common Stock is converted or for which Common Stock is exchanged in such transaction.

                 (2) Notwithstanding any other provision in this Agreement, the Board of Directors of the Corporation may cancel the Option as of the effective date of any transaction described in clause (i) of this Paragraph 8(b); provided that (a) notice of such cancellation shall have been given to the Optionee at least thirty (30) days before the effective date of such transaction, and (b) the Optionee shall have the right to exercise the Option in full during the thirty (30) day period immediately preceding the effective date of such transaction.

       8. Withholding and Reporting. The Corporation's obligation to deliver shares of Common Stock or to make any payment upon the exercise of the Option shall be subject to applicable federal, state and local tax withholding and reporting requirements.

       9. Subject to Plan. This Option is subject to all the terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions.

       10. Interpretation of Agreement; Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.


  EXCALIBUR TECHNOLOGIES CORPORATION       Optionee accepts and agrees to be
                                           bound by all the terms and
                                           conditions hereof



  By:
    David LambertSignature                    Optionee
       Chief Financial Officer,
       Secretary and Treasurer




                                    EXHIBIT A
                              OPTION EXERCISE FORM


  1.  Name of Optionee                        Karl Minor

  2.  Address





  3.  Date Option was
      granted                                   5/2/94

  4.  Number of shares as to
      which Option was
      originally granted                         43,050

  5.  Number of shares as to
      which Optionee is eligible
      to exercise option

  6.  Exercise price                               10.88

  7.  Number of shares as
      to which Optionee is
      exercising Option
      (may not exceed #5)

  8.  Aggregate Option Exercise
      Price (Multiply #6 x #7) a
      check equal to this amount
      drawn to the order of
      Excalibur Technologies
      Corporation must
      accompany this form


  Optionee accepts and agrees to be bound by all the terms and conditions of the Incentive Stock Option Agreement and the Stock Option Plan:

                                             Date:
  Signature of Optionee

  Accepted:

  EXCALIBUR TECHNOLOGIES CORPORATION

  By:                                        Date:

  Title: ______________________________